UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549





                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934





                            Alexander & Baldwin, Inc.
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                   014482-10-3
                                 (CUSIP Number)


                                 January 1, 1998
             (Date of Event Which Requires Filing of this Statement)


--------------------------------------------------------------------------------


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|   Rule 13d-1(b)

|X|   Rule 13d-1(c)

|_|   Rule 13d-1(d)


                                Page 1 of 5 Pages

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CUSIP No.  014482-10-3          Schedule 13G          Page 2 of 5 Pages
----------------------------                          --------------------------


-------- -----------------------------------------------------------------------
  1      NAME OF REPORTING PERSON:
         The Harry and Jeanette Weinberg Foundation, Incorporated

         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):  52-6037034
-------- -----------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)  |_|
                                                                  (b)  |_|
-------- -----------------------------------------------------------------------
  3      SEC USE ONLY

-------- -----------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

         Maryland
--------------------- ----- ----------------------------------------------------
                       5    SOLE VOTING POWER

                            2,164,530
                      ----- ----------------------------------------------------
       NUMBER          6    SHARED VOTING POWER
     OF SHARES
    BENEFICIALLY            106,549
      OWNED BY
        EACH          ----- ----------------------------------------------------
      REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON WITH
                            2,164,530
                      ----- ----------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

                            106,549
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    2,271,079
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------- -----------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9            5.06%
-------- -----------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*

                                    CO
-------- -----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No.  014482-10-3          Schedule 13G          Page 3 of 5 Pages
----------------------------                          --------------------------

Item 1.

         (a)   Name of Issuer:              Alexander & Baldwin, Inc.

         (b)   Address of Issuer's Principal Executive Offices:
               822 Bishop Street, P.O. Box 3440, Honolulu, Hawaii  96801
Item 2.

         (a)   Name of Person Filing:    The Harry and Jeanette Weinberg
                                         Foundation, Incorporated

         (b)   Address of Principal Business Office or, if none, Residence:

               7 Park Center Court, Owings Mills, MD  21117

         (c)   Citizenship:             Maryland

         (d)   Title of Class of Securities:        Common Stock

         (e)   CUSIP Number:                        014482-10-3

Item 3. If this statement is filed pursuant to sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

         (a)   |_|  Broker or dealer registered under section 15 of the Act
         (b)   |_|  Bank as defined in section 3(a)(6) of the Act
         (c)   |_|  Insurance company as defined in section 3(a)(19) of the Act
         (d)   |_|  Investment company registered under section 8 of the
                    Investment Company Act of 1940
         (e)   |_|  An investment adviser in accordance with section
                    240.13d-1(b)(1(ii)(E)
         (f)   |_|  An employee benefit plan or endowment fund in accordance
                    with section 240.13d-1(b)(1)(ii)(F)
         (g)   |_|  A parent holding company or control person  in accordance
                    with section 240.13d-1(b)(1)(ii)(G)
         (h)   |_|  A savings association as defined in section 3(b) of the
                    Federal Deposit Insurance Act
         (i)   |_|  A church plan that is excluded from the definition of an
                    investment company under section 3(c)(14) of the Investment Company Act of 1940
         (j)   |_|  Group, in accordance with Section 240.13d-1(b)-1(ii)(J)

         If this statement is filed pursuant to Section 240.13d-1(c), check this box. |X|

Item 4.  Ownership

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount Beneficially Owned:                          2,271,079

     (b)  Percent of Class:                                   5.06%

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CUSIP No.  014482-10-3          Schedule 13G          Page 4 of 5 Pages
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     (c)  Number of shares as to which such person has:

          (i)  Sole power to vote or to direct the vote:           2,164,530

         (ii)  Shared power to vote or to direct the vote:          106,549

        (iii)  Sole power to dispose or to direct the disposition of: 2,164,530

         (iv)  Shared power to dispose or to direct the disposition of: 106,549

Item 5.  Ownership of Five Percent or Less of a Class

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         N/A

Item 8.  Identification and Classification of Members of the Group

         N/A

Item 9.  Notice of Dissolution of Group

         N/A

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No.  014482-10-3          Schedule 13G          Page 5 of 5 Pages
----------------------------                          --------------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 17, 1998



                       The Harry and Jeanette Weinberg Foundation, Incorporated

                           By:  /s/ Bernard Siegel
                                ------------------
                                Name:   Bernard Siegel
                                Title:    President